EXHIBIT 16.1

June 2, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:

We have read Item 4 of Covisint Corporation's Form 8-K dated June 2, 2015, and have the following comments:
1. We agree with the statements made in the first five paragraphs.
2. We have no basis on which to agree or disagree with the statements made in the final paragraph.
Yours truly,
/s/DELOITTE & TOUCHE LLP